November 20, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Effective with the firm’s first fiscal quarter beginning October 1, 2018, Raymond James Financial, Inc. has reclassified certain revenues among income statement line items and renamed certain line items to conform with accounting changes related to revenue recognition¹. While total securities commissions and fees is no longer an income statement line item, the associated metric is provided in this operating data release for informational purposes during the transition. A Form 8-K will be filed prior to November 30, 2018 that will show prior period results in conformance with the new presentation.

Total securities commissions and fees of $403 million increased 11% over October 2017 and 7% over September 2018. The increase over October 2017 was primarily attributable to growth of Private Client Group assets in fee-based accounts, which are billed in advance based on balances at the beginning of the quarter. The increase over September 2018 was driven by Private Client Group assets in fee-based accounts, which began the quarter 7% higher than the immediate preceding quarter, as well as a sequential increase in institutional commissions largely due to higher market volatility.

Client assets under administration of $753.2 billion increased 7% over October 2017 and declined 5% compared to September 2018. Financial assets under management of $133.1 billion increased 35% over October 2017, helped by the Scout and Reams acquisition in November 2017, and declined 6% compared to September 2018. Client assets were negatively impacted by the 7% decline in the S&P 500 Index in October.

“Following a very strong month in September, investment banking revenues declined in October, which is not atypical,” said Chairman and CEO Paul Reilly. “However, we are still optimistic about our investment banking pipelines, particularly in M&A, although the timing of closings are inherently difficult to predict.”

Record net loans at Raymond James Bank of $19.6 billion were up 15% over October 2017 and 1% over September 2018.

During October and November, the firm repurchased approximately 2,765,000 shares of common stock for $213.6 million, or approximately $77.25 per share. This, along with repurchases made during the fiscal fourth quarter, exhausts the current Board authorization of $250 million.

¹The Company believes that these reclassifications will better align with the performance obligations identified in connection with our adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and will make our financial statements more comparable with those of other financial services companies. These reclassifications do not represent a restatement of previously-issued consolidated financial statements, but rather a reclassification among income statement line items, and they do not affect the Company’s reported total revenues or the total revenues in any of our segments for any of the previously reported periods.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $753 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	October 2018	October 2017	September 2018	% change from
	(23 business days)	(22 business days)	(19 business days)	October 2017	September 2018

Total securities commissions and fees (in mil.) (1)	$403.3	$361.8	$377.3	11%	7%

Client assets under administration (in bil.)	$753.2	$703.8	$790.4	7%	(5)%

Private Client Group assets under administration (in bil.)	$718.4	$669.0	$755.7	7%	(5)%

Financial assets under management (in bil.) (2)	$133.1	$98.7	$140.9	35%	(6)%

Raymond James Bank total loans, net (in bil.)	$19.6	$17.1	$19.5	15%	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.